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                [LETTERHEAD OF RICHMAN, LAWRENCE, MANN, GREENE,
                         CHIZEVER, FRIEDMAN & PHILLIPS]
                                                                       Exhibit 5





                                                   November 11, 1996




United Restaurants, Inc.
1990 Westwood Boulevard
Los Angeles, California  90025

Ladies and Gentlemen:

                 We have been requested by United Restaurants, Inc., a Delaware corporation (the "Company"), and H&H Restaurant Holding Corporation, a Delaware corporation (the "Selling Stockholder"), to render our opinion in connection with the registration under the Securities Act of 1933, as amended, and the public offering by the Selling Stockholder of up to 1,066,000 shares of common stock of the Company (the "Shares").

                 We have examined the Company's Registration Statement on Form S-3 in the form to be filed with the Securities and Exchange Commission on or about November 13, 1996 (the "Registration Statement"). We have examined such further documents as we have deemed necessary as a basis for the opinion hereafter expressed.

                 Based on the foregoing, we are of the opinion that, the Shares to be offered by the Selling Stockholder have been duly authorized, are validly issued, fully paid and non-assessable.

                 We consent to the filing of this opinion as an exhibit to the Registration Statement.

                                  Very truly yours,

                                  RICHMAN, LAWRENCE, MANN, GREENE,
                                    CHIZEVER, FRIEDMAN & PHILLIPS


                                  By: /s/ Gerald M. Chizever